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                      SECURITIES AND EXCHANGE COMMISSION


                             Washington, DC 20549


                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      January 13, 1994
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                                                      (December 8, 1993)
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                     PUBLIC SERVICE COMPANY OF NEW MEXICO
            (Exact Name of Registrant as Specified in its Charter)



                                  Commission
          New Mexico              File Number 1-6986       85-0019030
          ----------                          ------       ----------
 (State or Other Jurisdiction                           (I.R.S. Employer
      of Incorporation)                               Identification Number)



     Alvarado Square, Albuquerque, New Mexico              87158
     ----------------------------------------              -----
     (Address of Principal Executive Offices)           (Zip Code)



                                (505) 848-2700
                                --------------
             (Registrant's Telephone Number, Including Area Code)




         (Former Name or Former Address if Changed, Since Last Report)


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Item 5.  OTHER EVENTS

Framework Filing Stipulation

As previously reported, on January 11, 1993, the Company announced its intention to file a plan with the New Mexico Public Utility Commission ("NMPUC") designed to lower electric prices by consolidating certain gas and electric functions, restructuring assets and reducing operating expenses by $25 million annually ("framework filing"). The Company had intended to make the framework filing in July 1993 followed by a rate case in early 1994. Since the January announcement, the Company has been meeting with the NMPUC staff and primary intervenor groups (the New Mexico Attorney General, the New Mexico Industrial Energy Consumers, the City of Albuquerque, the United States Executive Agencies and the New Mexico Retail Association) ("interested parties"), in an effort to develop a workable framework filing. The Company separated the gas and electric customer service consolidation issues from the balance of the framework filing and filed for necessary approvals for the consolidation of such customer service functions on December 21, 1993. (See
PART I, ITEM 2.-"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--MANAGEMENT'S FOCUS ON THE FUTURE" in the Company's quarterly report on Form 10-Q for the period ended September 30, 1993 (the "September 1993 10-Q").)

On January 12, 1994, the Company and the interested parties entered into a stipulation which addresses retail electric prices, generation assets and the financial concerns of the Company. The Company filed the stipulation with the NMPUC, recommending that electric retail rates be reduced by $30 million. This reduction is accomplished through the Company's previously announced cost reduction efforts, the write-down of the 22% of the beneficial interests in the Palo Verde Nuclear Generating Station ("PVNGS") Units 1 and 2 leases purchased by the Company and the write-off of certain regulatory assets and other deferred costs currently recovered in rates. As a result, the Company has charged approximately $180 million, pre-tax, to the 1993 results of operations. Such pre-tax charge of $180 million would result in the Company continuing to have a deficit in retained earnings as of December 31, 1993.
As a result, the Company is unable to resume payment of dividends on its common stock. The Company evaluated the possibility of a quasi-reorganization but does not intend to implement a quasi-reorganization at this time.

In the stipulation, the interested parties acknowledged that PVNGS Units 1 and 2 are "used and useful" for New Mexico customers pursuant to tests previously set forth by the NMPUC. The stipulation establishes transition and gain allocation mechanisms to be implemented if generation assets are sold or otherwise removed from rates. The interested parties acknowledged that restructuring of the Company's generation mix may result in benefits to both customers and stockholders and future generation asset sales may need to include a mix of PVNGS and coal-fired generation. If any PVNGS unit included in rates is sold, subleased, assigned, or removed from full cost of service recovery for any reason, the difference between the cost of PVNGS included in rates and its sale price would continue to be recovered through rates.

The interested parties also agreed that the reduction in cost of service resulting from any future refinancing or restructuring of the PVNGS Units 1 and 2 leases would be allocated 60% to shareholders and 40% to customers. The stipulation would also resolve the issues of decertification and decommissioning of the Company's three retired fossil-fueled generating stations, and establishes a recovery mechanism for decommissioning expense for existing fossil-fueled generating stations. The interested parties also agreed to use a targeted capital structure designed to meet investment grade guidelines.

In the stipulation, the Company agreed not to seek general rate changes and the interested parties agreed not to cause the filing of a general rate case before January 1, 1998. However, should unforeseen circumstances occasion the need for a review of general rate levels before January 1, 1998, the interested parties will reconvene before seeking a change in rates.

The stipulation is subject to NMPUC approval. The Company believes that the approval of the stipulation would result in a reduction of competitive risk and regulatory uncertainty. However, there can be no assurance that the stipulation will be approved by the NMPUC. If the stipulation is not approved in its entirety, unless otherwise agreed to by all interested parties, the stipulation shall be null and void.

On January 3, 1994, the NMPUC issued an order establishing investigations of rates for both the Company and Southwestern Public Service Company. The order requires the Company to file a general rate case no later than July 1, 1994. The stipulation is designed, among other things, to address and satisfy the requirements of that order.

As the Company has previously stated, any proposal approved by the Board in connection with a framework filing would be evaluated by the Company to determine the extent of any resulting write-offs required under generally accepted accounting principles. Exposures to the Company with respect to write-offs fell into three general categories, as follows:

   Assets Which the Company Has Determined to Sell

   In connection with the assets which the Company has already determined to sell (gas gathering and processing assets, water utility assets, and PVNGS Unit 3), the Company has made on-going assessments of net realizable values. The Company continues to evaluate its estimates of such amounts on an ongoing basis but currently does not anticipate additional write-downs or write-offs relating to these assets.

   Recovery of PVNGS Units 1 and 2 Costs

   The Company is faced with the possibility of non-recovery of some or all of the PVNGS Units 1 and 2 costs currently being recovered in retail rates. The stipulation provides for a write down of the 22% of the beneficial interests in the PVNGS Units 1 and 2 leases purchased by the Company and includes an acknowledgement of the interested parties that PVNGS Units 1 and 2 are "used and useful" and, therefore, the related costs would continue to be recovered in rates. As previously mentioned, if PVNGS Units 1 and 2 are sold, subleased, assigned or removed from full cost of service recovery for any reason, the difference between the transaction proceeds and the cost included in rates would continue to be recovered in rates. The Company's ability to record this difference as a regulatory asset, for financial reporting purposes, will be subject to the continued determination that electric operations meet the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation.

   Application of SFAS No. 71

   The Company was faced with a potential write-off of electric regulatory assets that had been deferred for financial reporting purposes if the filed framework filing had resulted in a determination that SFAS No. 71 no longer applied. In order to achieve the $30 million rate reduction discussed above, all significant net regulatory assets have been written off. As a result of these write-offs, the Company believes that the rates agreed upon under the stipulation would be adequate to recover the cost of its services going forward. Therefore, the Company continues to apply the provisions of SFAS No. 71 to the NMPUC regulated portion of its electric operations.

S & P's Credit Ratings

On December 17, 1993, Standard and Poor's Inc. ("S&P") downgraded the Company's various securities and other securities associated with the Company's Eastern Interconnection Transmission Project and PVNGS leases.

S&P recently categorized each utility's business position as being either "above average", "average", or "below average". The recent S&P's revised rating outlook categorized the Company's business position as "below average". S&P stated that such lower ratings reflect weak financial measures relative to the Company's current below average business position. S&P also stated that substantial uncertainties continue to exist including the Company's ability to reach an agreement with its major intervenors on a restructuring plan which is acceptable to the NMPUC, the ability to sell unneeded assets at reasonable prices, and satisfactory operation of the PVNGS units.

S&P further stated that the Company's outlook will continue to be negative until the Company can gain regulatory approval for its restructuring plan and demonstrate its ability to compete. S&P, however, noted that if the Company can execute its well thought out business plan and an aggressive debt paydown program, a stable credit outlook can be achieved and the Company should eventually be able to improve its business position and reverse the long slide in the Company's credit ratings. The Company believes that such downgrade of the above securities does not affect materially the Company's current financial condition and results of operations.

The Company advises investors that a security rating should not be viewed as a recommendation to buy, sell or hold securities.

Liquidity Facilities

The Company's construction expenditures and other major cash requirements have partially been met through a continuation of borrowings pursuant to the Company's secured revolving credit facility which was scheduled to expire on December 31, 1993.

On December 14, 1993, the Company entered into a $100 million secured revolving credit facility (the "Revolver") with nine banks to replace the previously existing $100 million facility. The Revolver expires on June 13, 1995 and has terms and conditions substantially the same as those of the facility which it replaced.

On December 21, 1993, the Company entered into an additional $40 million credit facility collateralized by the Company's electric customer accounts receivable (the "Accounts Receivable Securitization"). The Accounts Receivable Securitization has a term of five years.

Together with $11 million in local lines of credit, the Company thus has $151 million in liquidity arrangements, which, along with cash from operations, are adequate for the Company's 1994 capital requirements for construction expenditures and other major cash requirements. As of December 31, 1993, there were no borrowings outstanding under the Revolver, the Accounts Receivable Securitization or any of the local lines of credit.

Fuel and Purchased Power Cost Adjustment Clause

As previously reported, the Company has an electric fuel and purchased power cost adjustment clause ("FPPCAC") through which the Company passes changes in its fuel and purchased power costs from the amount included in base rates on to its retail customers as a monthly surcharge on electric bills. The Company and primary intervenors (the New Mexico Industrial Energy Consumers,the NMPUC staff, the City of Albuquerque, the United States Executive Agencies and the New Mexico Attorney General) have been negotiating the possible elimination of the Company's FPPCAC following implementation of the NMPUC's final and nonappealable order that results from the Company's next general rate case. (See PART I, ITEM 2.-"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY-- Fuel Adjustment Clause" in the September 1993 10-Q.)

On December 22, 1993, the Company and primary intervenors entered into a stipulation, agreeing to eliminate the FPPCAC from the Company's retail billings, effective with the order in the Company's next general rate case. In return, the Company would be allowed to keep any savings it achieves by efficient fuel management or increases in off-system sales revenues between rate cases. In future rate cases, any fuel savings achieved by the Company or increases in off-system sales revenues would be factored into the new rates.

Based on the current relative stability of the Company's fuel cost, the Company does not anticipate any material adverse impact on the Company's financial condition and results of operations as a result of this change.

A Transmission Right-of-Way

As previously reported, the Company has easements for right-of-way with the Navajo Nation (the "Nation") for portions of two transmission lines which emanate from the San Juan Generating Station and connect with the Four Corners Power Plant and with a switching station in the Albuquerque area.
One grant of easement for approximately 4.2 miles of right-of-way for parallel 345 KV transmission lines expired on January 17, 1993. (See PART I,
ITEM 2.-"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY-- A Transmission Right-of-Way" in the September 1993 10-Q.)

On January 6, 1994, the Nation and the Company executed an agreement whereby the Nation agreed not to object to the Company's operating and maintaining the facilities on the easement for right-of-way until July 17, 1994 in return for a cash payment and transfer of title to land located near the Nation. Additionally, the Nation and the Company agreed to exert a good faith effort to reach a long-term right-of-way renewal agreement prior to July 17, 1994. As a result of the execution of this agreement, the Company continues to believe that a long-term renewal agreement with the Nation will ultimately be reached. An essential precursor to these negotiations is the completion of a right-of-way valuation by the Nation. The Nation has informed the Company that such study is near completion and consequently the Company expects to begin discussion with the Nation on the long-term right-of-way renewal in the near future.

Director Resignation

On December 8, 1993, Ms. Vickie Fisher resigned her position as a director of the Company when she accepted a position with the City of Albuquerque. Her resignation was not due to any disagreements on matters relating to the Company's operations, policies or practices.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Public Service Company of New Mexico
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                                                (Registrant)



Date:  January 13, 1994                        /s/ Donna M. Burnett
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                                          Donna M. Burnett
                                          Corporate Controller and
                                          Chief Accounting Officer